Exhibit 99.2
Nanosphere, Inc. Prices Common Stock Offering
NORTHBROOK, Ill., October 16, 2009 — Nanosphere, Inc. (the “Company”) (Nasdaq:NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today announced the pricing of its previously announced underwritten public offering of 4,700,000 shares of its common stock at a public offering price of $7.00 per share. In connection with the offering, the Company has also granted the underwriter a 30-day option to purchase up to an additional 705,000 shares of common stock to cover over-allotments, if any. Piper Jaffray & Co. acted as the sole manager for the offering.
Net proceeds from the sale of the shares after underwriting discounts and commissions and other offering expenses are expected to be approximately $30.6 million. If the underwriter exercises its over-allotment option in full, net proceeds from the offering will be approximately $35.3 million. The offering is subject to customary closing conditions and is expected to close on Wednesday, October 21, 2009.
The Company plans to use the net proceeds from the offering for general corporate purposes and working capital.
The offering was made pursuant to a prospectus supplement to the Company’s prospectus, dated September 15, 2009, filed as part of the Company’s effective $100 million shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Copies of the final prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting Piper Jaffray & Co., by mail at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or by telephone at (800) 747-3924.
About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL.

Except for historical information, the matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing, if and when necessary, to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Investors:	Media:
Nanosphere, Inc.	The Torrenzano Group
Roger Moody, 847-400-9021	Rick Anderson, 212-681-1700, Ext. 115
Chief Financial Officer	randerson@torrenzano.com
rmoody@nanosphere.us

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